Exhibit 10.2

***    Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (this “Agreement”) is effective as of October 16, 2008 (the “Effective Date”) by and between ICM, Inc., a Kansas corporation with its principal place of business at 310 N. First Street, Colwich, KS 67030 (“ICM”) and Gevo, Inc., a Delaware corporation with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Gevo”) (Gevo and ICM are collectively referred to as the “Parties” and each individually as a “Party”). As used in this Agreement, the term “Affiliates” means and refers to any entity that controls, or is controlled by, or is under common control with, that entity.

WHEREAS, Gevo owns or has rights to certain technology, which allows for the development and production of […***…];

WHEREAS, ICM has expertise in engineering and building facilities for ethanol production;

WHEREAS, the Parties are concurrently entering into that certain Development Agreement effective as of the date of this Agreement whereby the Process will be demonstrated in ICM’s St. Joseph, MO pilot plant;

WHEREAS, Gevo desires to utilize ICM as its exclusive provider (subject to certain limitations) for engineering and construction services for Commercial Plants […***…] that are commissioned by Gevo, its Affiliates or in Gevo’s discretion its licensees;

WHEREAS, ICM and its Affiliates desire to work exclusively with Gevo in the field of […***…];

WHEREAS, Gevo anticipates ICM will identify and bring to Gevo certain commercial opportunities for Gevo to commercialize the Process;

WHEREAS, the Parties desire to set forth certain parameters of a commercial relationship between them; and

WHEREAS, Gevo and ICM desire to enter into an agreement for such commercial relationship as further described below.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

Definitions:

“ICM Process Technology” shall mean […***…]

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“Process” shall mean Gevo’s technology to produce […***…].

1. Commercialization. The Parties will jointly develop as needed (a) one or more fully engineered and fully-integrated Commercial Plant designs that will utilize Gevo’s Process on a commercial scale for new Commercial Plants, and (b) one or more fully engineered designs to retrofit an existing […***…] facility. Any such new or retrofit ICM designed plant […***…] the Process in […***…] shall be considered a “Commercial Plant” and collectively, “Commercial Plants.” Further, ICM will be the exclusive engineering services provider for the Commercial Plants for Gevo or, at Gevo’s discretion, for Gevo’s licensees. During the term of this Agreement, ICM agrees to work exclusively with Gevo in the field of […***…].

1.1	Engineering Services.

(A)	Subject to Section 1.1(D) below and other relevant provisions of this Agreement, Gevo hereby engages and appoints ICM as an independent contractor to exclusively provide engineering services for all of Gevo’s Commercial Plants. The engineering services referenced in this Agreement include design engineering, process engineering, mechanical engineering and electrical and automation engineering, but excludes civil and structural engineering which shall be considered part of the scope of work for the construction services described below in Section 1.2.

(B)

During the term of this Agreement, the Parties agree to work in good faith to develop a scope of work and schedule necessary to permit ICM to fully engineer and design the first Commercial Plant. ICM’s scope of work shall include, without limitation, providing process flow, plant site layout, equipment lists, energy balance, cost estimates, project schedules, and design, process, mechanical, electrical engineering, including services sufficient to create process and instrumentation diagrams (P&IDs), for the first Commercial Plant. ICM shall also be responsible to create appropriate automation controls and software to operate the Commercial Plant. It is intended, but not required, that Gevo will identify a specific project for the first Commercial Plant prior to ICM performing its services. If a specific project has been identified, the Parties will enter into a design-build agreement, in a mutually agreeable form, which will cover engineering, procurement and construction services to be rendered by ICM. If no

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specific project has been identified and if requested by Gevo, the Parties will enter into a professional services agreement that will detail the exact scope of work required to be performed by ICM. The professional services agreement will be negotiated in good faith and will contain industry standard terms and conditions.

(C)	Gevo agrees to provide professional services from its engineers and technical representatives as reasonably requested by ICM to assure completion of Commercial Plants as required under the terms of the professional services agreement and the design-build agreements. To the extent that any intellectual property rights owned or licensed by Gevo are required for ICM to perform its services, Gevo shall be solely responsible for licensing ICM or obtaining licenses for ICM to permit ICM to fulfill its obligations hereunder and under the professional services agreements and design-build agreements.

(D)	Fees for the engineering services and licenses shall be determined as follows:

(i)	With respect to Commercial Plants that ICM is the construction services provider, the fee for the engineering services will be […***…] For purposes of clarity, ICM’s engineering and design services employees will be billed at their then current standard rates for such employees as set forth on ICM Standard Rate Schedule (defined below) as amended from time to time during the engineering phase of each such project and outside contrators billed at the actual cost. ICM’s current standard rate schedule is attached hereto and incorporated herein as Appendix I (“ICM Standard Rate Schedule”). ICM will provide Gevo with updates to Appendix I as ICM’s standard rates change.

(ii)	With respect to new or retrofitted Commercial Plants that ICM is not the construction services provider, but ICM provides the engineering services for such plant, Gevo will pay ICM a fee equal to […***…].

(iii)	With respect to Commercial Plants subject to a retrofit that ICM is not the construction services provider and is not the engineering services provider for a reason other than breach of this Agreement by ICM, then Gevo will pay to ICM a fee equal to (a) $[…***...]

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If, however, the exclusivity of ICM has terminated as set forth in Section 1.1(E), then no fee shall be payable for Commercial Plants that use process technology other than ICM Process Technology for contracts arising after the date on which the exclusivity terminates. For purposes of clarity, following the termination of the exclusivity of ICM, the $[…***…] fee shall still be payable for the retrofit of Commercial Plants that use ICM Process Technology. This provision shall not apply to a new Commercial Plant due to the fact that ICM will not license a third party to engineer or construct ICM Process Technology. The payments described in this Section are intended to pay for the licenses set forth in Section 1.1(G) below. Further, fees payable for Commercial Plants prior to the termination of exclusivity shall remain unaffected by the termination of the exclusivity.

(iv)	In the event that this Agreement is terminated by Gevo following any applicable cure period as a result of a breach of this Agreement by ICM, then with respect to Commercial Plants subject to a retrofit that ICM is not the construction services provider and is not the engineering services provider, Gevo will pay to ICM a fee equal to […***…]. The payment is intended to pay for the license described in Section 1.1(G)(iii). The obligation to pay fees described in this subsection following termination of this Agreement shall survive the termination of this Agreement.

(v)	With respect to any services provided under the professional services agreement described in the last sentence of Section 1.1(B), ICM will be paid […***…] for its professional services at ICM’s then current standard rate schedule as set forth on the ICM Standard Rate Schedule as amended from time to time.

Payment of fees described in Section 1.1(D)(i) shall be payable per the applicable desgn-build agreement. Payment of the fees described in Sections 1.1(D)(ii) and 1.1(D)(v) shall be on a schedule mutually agreeable between the parties at the time the services are requested. Payment of the fees described in Sections 1.1(D)(iii) and 1.1(D)(iv) shall be paid in advance.

(E)	Due to the fact that certain of ICM Process Technology will be included in the plant designs and engineering of the Commercial Plant, the Parties intend that ICM will be the exclusive engineering services provider for the Commercial Plants. However, in the event that ICM fails to meet Gevo’s commercially reasonable timeline for the engineering of Commercial Plants and such failure fails to be cured in thirty (30) days time following notice of the same, all of

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Gevo’s exclusivity obligations to ICM in this Agreement shall terminate. Upon termination of the exclusivity or upon termination of this Agreement by reason of a breach by ICM, if Gevo desires that ICM transfer the engineering and drawings with respect to the Process described in Section 1.5(C)(i) to Gevo or a third party, then Gevo will pay to ICM a […***…] technology transfer fee in the amount of $[…***…] to compensate ICM for the time and materials necessary to transfer the engineering and drawings with respect to the Process to Gevo or Gevo’s designee. Also, In such event, ICM will grant the applicable licenses set forth in Section 1.1(G).

(F)	Notwithstanding anything to the contrary in this Agreement, in the event Gevo’s partner in a Commercial Plant refuses to allow ICM to perform engineering or construction services, then, subject to the payments described in Sections 1.1(D)(ii) or 1.1(D)(iii) (as applicable), Gevo shall be entitled to engage another engineering or construction services provider to perform applicable services with respect to the Commercial Plant. In such event, ICM will grant the applicable licenses set forth in Section 1.1(G).

(G)	ICM agrees to grant the licenses described below:

(i)	In the event that ICM is the construction services provider under Section 1.1(D)(i) or in the event ICM is not the construction services provider under Section 1.1(D)(ii) above, then ICM will grant to the owner or operator of the Commercial Plant a fully paid up commercial license to modify the ICM Process Technology to incorporate the Process and a license to operate the Commercial Plant so using the modified ICM Process Technology.

(ii)	In the event that ICM is not the construction services provider or the engineering services provider for a Commercial Plant under Section 1.1(D)(iii) above, then, subject to the receipt of the payment of the license fees described in said section, ICM will grant to Gevo (or its desginee) a fully paid up commercial license to use the designs and documents described in Section 1.5(C)(i) for the purpose of obtaining third party engineering services for the specific Commercial Plant, and, if the Commercial Plant uses ICM Process Technology, ICM will grant to the owner or operator of the Commercial Plant to modify the ICM Process Technology to incorporate the Process and a license to operate the Commercial Plant so using the modified ICM Process Technology.

(iii)

In the event this Agreement is terminated by Gevo under Section 1.1(D)(iv) above, ICM will grant to Gevo (or its desginee) a fully paid up commercial license to use the designs and documents described in Section 1.5(C)(i) for all purposes, and, if a Commercial Plant is retrofited to utilize the Process and the Commercial Plant also uses ICM Process Technology,

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then subject to the payment described in Section 1.1(D)(iv), ICM will grant to the owner or operator of the Commercial Plant to modify the ICM Process Technology to incorporate the Process and a license to operate the Commercial Plant so using the modified ICM Process Technology.

1.2	Construction Services.

(A)	Subject to Section 1.2(C) below, Gevo hereby engages and appoints ICM as its exclusive independent contractor to provide construction services for all Commercial Plants. ICM hereby accepts such engagement under the terms and conditions hereof.

(B)	For each Commercial Plant, the Parties will enter into a design-build agreement to be negotiated in good faith that will contain industry standard terms and conditions. With respect to […***…], the construction services under the applicable design-build agreement will be provided […***…]; provided, however, if such construction services are appropriately completed according to schedule and cost (pursuant to a mutually agreeable schedule and cost target as set forth in the design-build agreement), then the profit percentage payable to ICM shall be increased by […***…]. For purposes of this provision, the parties agree that the term “cost” shall be fully defined within the design-build agreement to be executed by the parties, but at minimum shall include the following: (i) the actual third party invoices to ICM for services, labor, equipment, material and suppliers, at the agreed billing rate between ICM and each services provider, subcontractor, and supplier; (ii) the applicable billing rate for ICM labor and expenses per the ICM Standard Rate Schedule; and (iii) the sales/use tax owed pursuant to applicable law on all materials and equipment incorporated in the Commercial Plant. […***…]. However, the Parties failure to reach agreement on an alternate fee structure shall not be cause for the revocation of ICM’s exclusive appointment for construction services.

(C)	The exclusivity obligations of Gevo in this Agreement may be terminated by Gevo under the following circumstances:

(i)	The Parties mutually agree that the exclusivity shall terminate;

(ii)	ICM materially defaults under any design-build agreement and fails to cure such default during any applicable cure period;

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(iii)	ICM and its subcontractors are unable to construct the Commercial Plants to meet Gevo’s reasonable demand and timelines for such plants; or

(iv)	ICM’s contract price for construction services for Commercial Plants fails to be commercially reasonable (the parties acknowledge that with respect to […***…], as the case may be, shall be deemed to be commerically reasonable); provided that ICM shall have the right to address and cure any alleged commercial unreasonableness; or

(v)	ICM becomes insolvent, enters or is forced into receivership or bankruptcy.

(vi)	Additionally, ICM may waive its right to exclusivity on any particular Commercial Plant, but such waiver shall apply only to that specific project, and then only if construction on such project is commenced within twenty-four (24) months of ICM’s waiver.

1.3	Subcontractors. Gevo understands and agrees that ICM may carry out its obligations and responsibilities (or any of them) under any professional services agreement and design-build agreement through third party subcontractors, provided, however, that ICM shall enter into agreements that bind each subcontractor to terms and conditions materially consistent with the confidentiality and non-disclosure terms and conditions of the professional services agreement and design-build agreements, including, without limitation, protection of Gevo’s Confidential Information. Nothing herein shall limit the business terms and conditions on which ICM shall contract for services, labor, materials and equipment with its subcontractors and suppliers. ICM shall be responsible for the performance or non-performance of its subcontractors and supplier under ICM’s agreements with such third parties. ICM shall remove all leins entered by its subcontractors within thirty (30) days of notification of such lein.

1.4	Start-up, Training and Pre-Market and After-Market Services.

(A)	If requested by Gevo, ICM will agree to provide start-up commissioning services and initial training to Commercial Plants […***…].

(B)	ICM offers goods and services to fuel ethanol plants on an pre-market and after-market basis. If requested by Gevo, ICM will agree to provide such services to Gevo and to Commercial Plants at ICM’s normal rates and compensation. Such goods and services include environmental consulting, insurance products, spare parts support, maintenance programs, specialty equipment packages, DCS support, after-market training, labroatory analysis, and specialty products not otherwise necessary for plant operations.

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1.5	Intellectual Property.

(A)	Gevo Ownership. The Parties agree that, as between each other, Gevo is the sole and exclusive owner of the Process to the extent incorporated in the Commercial Plants and any improvements thereon.

(B)	ICM Ownership. The Parties agree that, as between each other, ICM is the sole and exclusive owner of the ICM Process Technology. It is specifically contemplated that certain portions of any new Commercial Plants will be identical or substantially similar to ICM’s Process Technology. To the extent that the engineering and design for Commercial Plants incorporate ICM’s Process Technology, ICM will retain ownership to the intellectual property rights associated with such designs. Notwithstanding anything contained herein to the contrary, in no event shall ICM be required to license Gevo to make, use or sell ICM’s intellectual property and proprietary designs described in this Section 1.5(B), including the ICM Process Technology that do not include the Process, unless Gevo pays ICM the applicable fees described in this Agreement. In no event shall ICM be required to license to ICM Process Technology to Gevo or any third party following to termination of ICM’s exclusive rights set forth in Sections 1.1(E) or 1.2(C) for any new greenfield Commercial Plant. Additionally, there are no restrictions whatsoever with respect to ICM’s ability to make, use and sell such intellectual property and proprietary processes described in this Section 1.5(B) outside of the production of […***…].

(C)	Additionally, the Parties agree that, as between each other:

(i)	[…***…]

(ii)	ICM shall be sole and exclusive owner of the distributed control system (DCS) and software developed by ICM or its subcontractors for use in the operation of the Commercial Plants, provided that ICM shall be required to sell certain equipment and provide a software licenses to use the DCS in connection with its use in Commercial Plants not engineered or constructed by ICM at rates equivilent to the sale price and license fees of such items at Commercial Plants engineered or constructed by ICM.

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(D)	Newly Developed Intellectual Property. The Parties agree that all intellectual property rights that are first invented, discovered, reduced to practice, created, or developed by a Party (singularly or jointly) that results from or arises out of the Project (the “Commercial Joint IP”), are and shall be jointly owned by the Parties. To the extent that joint inventorship or joint ownership of Commercial Joint IP does not automatically vest jointly in both Parties by operation of law, each Party does hereby assign to the other Party joint rights in all Commercial Joint IP. Each Party shall disclose promptly in writing to the other any Commercial Joint IP of which it becomes aware. In the event that a Party desires to seek a patent or other governmental registration for any of the Commercial Joint IP, the Parties shall promptly meet to discuss and determine whether to seek any such registration. ICM shall be entitled to use the Commercial Joint IP solely in the field of […***…]. Gevo shall be entitled to use the Commercial Joint IP solely in the field of […***…]. Either Party shall be entitled to use the Commercial Joint IP in any other field.

1.6	Confidentiality. The confidentiality provisions set forth on Appendix II shall govern the transfer of information between the Parties with respect to the transactions contemplated by this Agreement.

2. Project Leader. Each Party will appoint a project leader (“Project Leader”) to coordinate its part of the Project. The Project Leaders will be the primary contacts between the Parties with respect to the Project. Either Party may change its Project Leader upon written notice to the other Party. It is anticipated that a certain amount of training and technical transfer may be required to facilitate the effectuation of the Project. The Project Leaders will facilitate this training and technical transfer. The Project Leader for Gevo will be […***…] and the Project Leader for ICM will be […***…].

3. Dispute Resolution. Except for any payment obligations hereunder, if an unresolved dispute arises out of or relates to this Agreement, or breach thereof, either Party may refer such dispute to the Chief Executive Officer of ICM and Gevo’s Chief Executive Officer or his or her nominee for good faith negotiation toward a resolution. If such dispute is not resolved within forty-five (45) days after such referral, then either Party may thereafter pursue other remedies.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to its conflict of laws principles.

5. Term. This Agreement is effective as of the Effective Date set forth above and will terminate ten (10) years after the Effective Date (the “Term”), unless otherwise agreed by the Parties in writing. Gevo or ICM may terminate the Project immediately upon the other party’s material breach of Article 1.6 (“Confidentiality”) or Article 1.5 (“Intellectual Property”). Gevo may terminate this Agreement immediately upon a change of control of ICM, unless Gevo has

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consented in writing to such change of control. Either Party may terminate this Agreement with thirty (30) days notice in the event the other Party ceases regular operations, enters or is forced in bankruptcy or receivership, liquidates its assets or breaches this Agreement. In the event this Agreement is terminated, Gevo will be granted the licenses described in Section 1.1(G)(iii) and such licenses shall survive the termination of this Agreement.

6. Press Release. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to obtaining the written consent of the other Party as to the content and making of such release. Such consent shall not be unreasonably withheld.

7. Status of Parties. The Parties acknowledge and agree that the relationship between the Parties is not that of agent and principal or employer and employee, but rather the Parties are each independent contractors.

8. Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9. Assignment. This Agreement may not be assigned by either Party without the expressed prior written consent of the other Party. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign or otherwise transfer any and all rights and obligations under this Agreement to any successor in interest of over fifty percent (50%) of its entire business or its Affiliates at such Party’s sole discretion, without the prior consent of the other Party. Any successor in interest under this Agreement will assume and be bound by the same obligations and responsibilities the assigning Party has assumed herein. Any attempted assignment in violation of this Section 9 shall be null and void.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, communications, and other agreements whether written or verbal, between the Parties. This Agreement shall not be modified without the prior written consent of each Party.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on receipt, if delivered personally or by facsimile transmission (receipt verified), (b) three days after deposit, if mailed by registered or certified mail (return receipt requested), postage prepaid, or (b) the next business days, if sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Gevo:	Gevo, Inc. [...***...] 345 Inverness Drive South Building C, Suite 310 Englewood, Colorado 80112 [...***...]

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With a copy to:	Gevo, Inc. [...***...] 345 Inverness Drive South Building C, Suite 310 Englewood, Colorado 80112 [...***...]

If to ICM:	ICM, Inc. [...***...] 310 N. First Street Colwich, KS 67030 Telefacsimile: (316) 796-0570

With a copy to:	ICM, Inc. [...***...] 310 N. First Street
Colwich, KS 67030
Telefacsimile: (316) 796-0570

12.	Headings. Headings are for convenience only and shall not affect the interpretation of this Agreement.

13.	Survival. Sections 1.5, 1.6, 4, 7 and 10-16 shall survive the termination or expiration of this Agreement (except in each case to the extent such provisions are self-limiting in duration). Fees payable under Section 1.1(D) of this Agreement shall remain unaffected by the termination of this Agreement and the obligation to pay such fees shall survive the termination of this Agreement.

14.	Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one agreement. Signatures received by facsimile shall be considered original signatures.

15.	Interpretation. The interpretation of this Agreement shall be governed by the following rules:

(A)	all dollar figures shall mean the lawful currency of the U.S.A., unless expressly stated otherwise;

(B)	words importing the singular include the plural, and vice versa;

(C)	words importing the masculine gender, include the feminine and neuter, and vice versa;

(D)	where a reference is made to a “day”, “week”, “month” or “year”, the reference is to the calendar period;

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(E)	in the calculation of time, the first day shall be excluded and the last day shall be included;

(F)	a reference in this Agreement to an article or section shall mean an article or section of this Agreement, as the case may be. Article and section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(G)	the word “including” means without limitation; and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

16.	Drafted Jointly. The Parties have participated jointly in the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof which arises favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

ICM, Inc.		Gevo, Inc.

By:	/s/ [...***...]	By:	/s/ [...***...]

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Appendix I: ICM Standard Rate Schedule

[…***…]

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